Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2006 RESULTS

Increases Annual Common Stock Dividend by 25% to $0.50 Per Share

BALTIMORE (August 2, 2006) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2006.

Financial Results:

Net broadcast revenues from continuing operations were $163.8 million for the three months ended June 30, 2006, an increase of 0.4% versus the prior year period result of $163.1 million.  Operating income was $47.2 million in the three-month period as compared to $52.3 million in the prior year period, a decrease of 9.9%.  The Company had net income available to common shareholders of $10.7 million in the three-month period versus net income available to common shareholders of $142.6 million in the prior year period, of which $128.5 million related to the gain, net of taxes, on the sale of KOVR-TV in Sacramento.  The Company reported diluted earnings per common share of $0.12 for the quarter versus diluted earnings per common share of $1.67 in the prior year period.  Diluted earnings per common share from continuing operations were $0.13 as compared to $0.15 in the same period last year.

Net broadcast revenues from continuing operations were $311.7 million for the six months ended June 30, 2006, an increase of 1.3% versus the prior year period result of $307.5 million.  Operating income was $82.5 million in the six-month period, a decrease of 2.8% versus the prior year period result of $84.9 million.  Net income available to common shareholders was $21.9 million in the six-month period versus the prior year period net income available to common shareholders of $151.4 million.  Diluted earnings per common share were $0.26 in the six-month period versus diluted earnings per common share of $1.78 in the prior year period.  Diluted earnings per common share from continuing operations were $0.23 in the six-month period as compared to $0.22 in the same period last year.

“For the sixth consecutive quarter, we have reduced our year-over-year television operating expenses,” commented David Smith, President and CEO of Sinclair.  “The cash flow generated by our Company-wide cost controls combined with our aggressive local new business sales initiatives have allowed us to accomplish two milestones at Sinclair that speak to our performance, value creation, and balance sheet strength.

“First, we are pleased to announce that our Board of Directors once again approved an increase to our common stock dividend.  Since making our first quarterly dividend payment in July 2004, we have increased the rate four times including today’s announcement which increases the quarterly dividend rate from $0.10 to $0.125 per share, a 25% increase beginning with the dividend payable in October 2006.  The annualized common stock dividend rate per share is $0.50, returning a 6% annual dividend yield at our current stock price.

“In addition to returning cash flow to shareholders, we repurchased approximately $14 million of our bonds in the open market thereby deleveraging through our operating company to a level not experienced by Sinclair in the past 8.5 years and demonstrating the strength and flexibility of our balance sheet.”

Operating Statistics and Income Statement Highlights:

–                 The quarter’s revenues were positively impacted by increased advertising spending primarily in the services, telecommunications, retail, schools, and restaurant categories, offset by softness in the fast food, travel/leisure, Internet, paid programming and entertainment categories.  Automotive, which represents 24% of our revenues, was down 3% in the quarter.  Political revenues were $1.7 million in the quarter versus $0.3 million in the second quarter last year.

–                 Local advertising revenues increased 3.6% in the quarter versus the second quarter 2005, while national advertising revenues decreased 9.6%.  Excluding political revenues, local advertising revenues were up 3.2% while national advertising revenues were down 11.2%.  Local revenues, excluding political revenues, represented 64% of advertising revenues.

–                 Time sales on our FOX stations on a same station basis excluding our Rochester station, which started operating under a Joint Sales Agreement in October 2005, were up 2.0%, our ABC stations were up 2.6% excluding the Joint Sales Agreement with WTXL which terminated in February 2006, our UPN stations were up 1.5%, and our WB stations were down 2.7%.

–                 With all but five markets reported, market share survey results reflect that our stations’ share of the television advertising market in the second quarter 2006 decreased only slightly to an 18.9% share from a 19.2% share of the market in the same period last year.

–                 In June 2006, the Company launched a 5:00am to 7:00am morning news on WKEF-TV (ABC 22) in Dayton, Ohio and a 7:00am to 9:00am morning news on its sister station, WRGT-TV (FOX 45).  These morning newscasts are an expansion of the stations’ already successful evening newscasts.

–                 The Company’s FOX affiliate, KBSI-TV in Cape Girardeau/Paducah/Harrisburg, entered into a news share arrangement with WPSD-TV, the NBC affiliate in that market, to be provided a 9:00pm news effective October 2006.

–                 The Company entered into a news share arrangement in which its ABC affiliates WICS/WICD-TV in Springfield/Champaign, IL will produce a 9:00pm news for the FOX affiliates, WRSP-TV in Springfield, IL and WCCU-TV in Urbana, IL, beginning September 2006.

–                 The Company recently reached an “agreement in principle” with Suddenlink for the carriage of its analog and digital signals in Charleston/Huntington, WV on the ABC and FOX stations.  The Company hopes to finalize the agreement within the next week.

Balance Sheet and Cash Flow Highlights:

–                 Debt on the balance sheet, net of $7.6 million in cash, was $1,428.6 million at June 30, 2006 versus net debt of $1,452.6 million at March 31, 2006.

–                 During the quarter, the Company repurchased in the open market $13.9 million face value of its 8% senior subordinated notes due 2012.

–                 As of June 30, 2006, 47.4 million Class A common shares and 38.3 million Class B common shares were outstanding, for a total of 85.7 million common shares outstanding.

–                 Capital expenditures in the quarter were $4.8 million.

–                 Common stock dividends paid in cash in the quarter were $8.5 million.

–                 Program contract payments for continuing operations were $22.8 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news central and news share strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no

assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its third quarter and full year 2006 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“On a same station basis, we are expecting revenues to grow 3.5% to 4.2% as the political season materializes,” commented David Amy, EVP and CFO.  “Our expected revenue growth, along with another quarter of expected television expense and film payment reductions, should grow cash flows by even higher percent increases than those forecasted on the revenue side.”

–                 The Company expects third quarter 2006 station net broadcast revenues, before barter, to be up approximately 0.8% to 1.5% from third quarter 2005 station net broadcast revenues, before barter, of $149.0 million, assuming approximately $4.2 million in political revenues.  On a same station basis, excluding WTXL in Tallahassee, whose Outsourcing Agreement was terminated in February 2006 and excluding a $2.9 million one-time adjustment to previously estimated retransmission revenue booked in the third quarter of last year, third quarter net broadcast revenues on a same station basis are forecasted to increase 3.5% to 4.2%.

–                 The Company expects barter revenue and barter expense each to be approximately $13.9 million in the third quarter.

–                 The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, but including stock-based compensation expense, in the quarter to be approximately $69.5 million, a 0.9% decrease from third quarter 2005 television expenses of $70.1 million.  On a full year basis, television expenses are expected to be approximately $288.0 million, or down 1.1%, as compared to 2005 television expenses of $291.1 million.  The 2006 television expense forecast includes $0.3 million of stock-based compensation expense for the quarter and $1.3 million for the year, as compared to the 2005 actuals of $0.4 and $1.3 million for the quarter and year, respectively.

–                 The Company expects program contract amortization expense to be approximately $24.2 million in the quarter and $91.0 million for the year.

–                 The Company expects program contract payments to be approximately $19.3 million in the quarter and $88.0 million for the year.

–                 The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.1 million in the quarter and $24.1 million for the year.  The 2006 corporate overhead forecast includes $0.1 million of stock-based compensation expense for the quarter and $0.6 million for the year.

–                 The Company expects depreciation on property and equipment to be approximately $10.9 million in the quarter and $46.9 million for the year, assuming the capital expenditure assumptions below.

–                 The Company expects amortization of acquired intangibles to be approximately $4.4 million in the quarter and $17.5 million for the year.

–                 The Company expects net interest expense to be approximately $27.7 million in the quarter and $112.4 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section, the June 2006 maturity of interest rate hedges with notional amounts totaling $575 million, and the April 2006 early termination of interest rate hedges with notional amounts totaling $100 million.

–                 The Company expects dividends paid on the Class A and Class B common shares to be approximately $8.6 million in the third quarter and $36.3 million for the year, assuming current shares outstanding and a $0.125 per share quarterly dividend rate, beginning with the October 2006 quarterly dividend payment.

–                 The Company expects the third quarter effective tax rate for continuing operations to be approximately 42%, including a current tax benefit from continuing operations of approximately $0.1 million in the quarter based on the assumptions discussed in this “Outlook” section.

–                 The Company expects to spend approximately $11.0 million in capital expenditures in the quarter and approximately $28.5 million for the year.  This includes approximately $6.5 million of 2005 budgeted capital projects that carried over into 2006.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter results on Wednesday, August 2, 2006, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 36 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sales of its Kansas City, Sacramento and Tri-Cities television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES:
Station broadcast revenues, net of agency commissions	$163,771	$163,117	$311,696	$307,545
Revenues realized from station barter arrangements	13,629	15,001	25,434	29,512
Other operating divisions’ revenues	7,692	5,515	11,429	10,436
Total revenues	185,092	183,633	348,559	347,493

OPERATING EXPENSES:
Station production expenses	37,046	39,067	75,155	76,991
Station selling, general and administrative expenses	34,574	34,373	68,720	69,150
Expenses recognized from station barter arrangements	12,503	13,884	23,328	27,289
Amortization of program contract costs and net realizable value adjustments	22,683	16,425	41,306	33,544
Other operating divisions’ expenses	7,773	5,248	11,762	10,301
Depreciation of property and equipment	12,686	13,136	24,974	26,163
Corporate general and administrative expenses	6,211	4,633	12,017	10,086
Amortization of definite-lived intangible assets and other assets	4,435	4,527	8,760	9,054
Total operating expenses	137,911	131,293	266,022	262,578
Operating income	47,181	52,340	82,537	84,915

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(27,953)	(28,742)	(57,123)	(57,713)
Interest income	304	108	350	229
Gain (loss) from sale of assets	18	11	(269)	—
(Loss) gain from extinguishment of debt	(256)	(1,631)	645	(1,631)
Unrealized gain from derivative instruments	26	2,827	2,907	11,726
Income (loss) from equity and cost investees	36	(1,592)	6,135	(413)
Gain on insurance proceeds	—	401	—	401
Other income, net	607	71	482	148
Total other expense	(27,218)	(28,547)	(46,873)	(47,253)
Income from continuing operations before income taxes	19,963	23,793	35,664	37,662

INCOME TAX PROVISION	(8,748)	(8,448)	(16,226)	(13,869)
Income from continuing operations	11,215	15,345	19,438	23,793

DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax (provision) benefit of ($510), ($550), $599 and ($2,070), respectively	(510)	1,279	658	4,140
Gain from discontinued operations, net of related income tax provision of $69,508, $885 and $69,508, respectively	—	128,516	1,774	128,516
NET INCOME	10,705	145,140	21,870	156,449
PREFERRED STOCK DIVIDENDS	—	2,502	—	5,004
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$10,705	$142,638	$21,870	$151,445

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings per share from continuing operations	$0.13	$0.15	$0.23	$0.22
(Loss) Earnings per share from discontinued operations	$(0.01)	$1.52	$0.03	$1.56
Earnings per common share	$0.12	$1.67	$0.26	$1.78
Weighted average common shares outstanding	85,692	85,395	85,593	85,315
Weighted average common and common equivalent shares outstanding	85,734	85,399	85,634	85,318
Dividends declared per common share	$0.100	$0.075	$0.200	$0.125

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2006	March 31, 2006
Cash & cash equivalents	$7,610	$7,753
Total current assets	214,565	200,053
Total long term assets	2,045,499	2,055,532
Total assets	2,260,064	2,255,585

Current portion of debt	35,648	36,791
Total current liabilities	195,476	189,028
Long term portion of debt	1,400,555	1,423,540
Total long term liabilities	1,834,908	1,839,415
Total liabilities	2,030,384	2,028,443

Minority interest in consolidated subsidiaries	823	766

Total stockholders’ equity	228,857	226,376
Total liabilities & stockholders’ equity	2,260,064	2,255,585

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Net cash flow from operating activities	$36,325	$59,791
Net cash flow (used in) from investing activities	(4,874)	(8,603)
Net cash flow (used in) from financing activities	(31,594)	(53,233)

Net decrease in cash and cash equivalents	(143)	(2,045)
Cash & Cash Equivalents, beginning of period	7,753	9,655
Cash & Cash Equivalents, end of period	$7,610	$7,610